Suite 400 - 889 West Pender Street
       					       Vancouver, BC Canada  V6C 3B2
                   					    TEL 604 694-6070
                   					    FAX 604 585-8377
                					info@staleyokada.com
                 					 www.staleyokada.com






October 13, 2006


The United States Securities
& Exchange Commission
Division of Corporate Finance
450 Fifth Street, NW
Washington, D.C.  20549

Dear Sirs:


RE:    RESIGNATION AS AUDITOR OF ANCOR RESOURCES INC. (THE "COMPANY")


We have reviewed the Company's current report on Form 8-K regarding our resignation on September 14, 2006 as auditor and independent accountant and are in agreement with the disclosure contained therein.

We confirm that there were no disagreements between the Company and us at any time during the period that we acted as principal accountant up to and including the date of our resignation on September 14, 2006.


Yours truly,

"STALEY, OKADA & PARTNERS"

STALEY, OKADA & PARTNERS

Chartered Accountants